Exhibit 99.01

[Company Letterhead]

October 18, 2012

To Our Stockholders:

Notice is hereby given that Pegasi Energy Resources Corporation (the “Company”) has taken the following actions pursuant to a written consent of a majority of stockholders dated August 1, 2012, in lieu of a special meeting of the stockholders:

1.           Amended its Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock, par value $.001 per share (the “Common Stock”), to 150,000,000 shares.  The Company believes that the increase in authorized Common Stock will provide it greater flexibility with respect to its capital structure for such purposes as additional financing and possible stock based acquisitions; and

2.           Granted the Board of Directors the discretion to amend the Corporation’s Articles of Incorporation to effect a reverse split of the Corporation’s common stock, at a ratio not less than one-for-two and not greater than one-for-10 (the “Reverse Split”) with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of the Corporation’s shareholders, provided that, (A)  no fractional shares of the Corporation shall be issued in connection with the Reverse Split and the number of shares to be received by a shareholder shall be rounded up to the nearest whole number of shares in the event that such shareholder would otherwise be entitled to receive a fractional share as a result of the Reverse Split and (B) that the Board of Directors determines to effect the Reverse Split and such amendment is filed with the Secretary of State of the State of Nevada by March 31, 2013

This letter will serve as written notice to stockholders pursuant to Section 78.370 of the Nevada General Corporation Law.

We thank you for your continued support.
Sincerely,

Jonathan Waldron
Chief Financial Officer